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                                                                    EXHIBIT 99.3

                              FOR IMMEDIATE RELEASE

Contacts: Doug Johnson                       Christina Pandapas / Mark Nardone
          Aztec Technology Partners          PAN Communications, Inc.
          (617) 623-3100                     (978) 474-1900
          dougj@bscg.com                     cpandapas@pancomm.com


AZTEC TECHNOLOGY PARTNERS SIGNS COMMITMENT LETTER FOR $140
MILLION CREDIT AND ACQUISITION FACILITY FROM BANKBOSTON

I.       New Credit Line to Support Aztec's Strategic Acquisition Plans

BOSTON, MA - July 1, 1998 - Aztec Technology Partners (Nasdaq: AZTC), a leading single-source provider of information technology (IT) business solutions, announced today that the company received a commitment letter for a $140 million line of credit from BankBoston Corp. (NYSE:BKB) which will be utilized to support the company's aggressive growth strategy. The line of credit replaces the $15 million BankBoston credit line received earlier in the year. In two separate releases today, Aztec also announced a letter of intent to acquire a highly profitable, $35 million revenue, Midwest based enterprise design and implementation company with earnings margins before interest and taxes in the high teens; and issued Aztec's FY 1998 earnings.

"The BankBoston credit line demonstrates BankBoston's confidence in the company and its business strategy and provides the company with the financial resources necessary to support Aztec's ambitious strategic and geographic growth plans throughout the U.S." said Jim Claypoole, Chairman and CEO of Aztec. "The products and services provided by Aztec and its 10 operating companies are central to the solidification of the Aztec goal of being the premier one-stop national IT service provider. As we look to further strengthen our position in the growing IT marketplace, BankBoston will be a valuable partner for our company and its future growth strategy," says Claypoole.

Aztec Technology Partners launched as a spin off of U.S. Office Products (Nasdaq: OFISD) on June 9 with a distribution of approximately 21.9M common shares trading on the Nasdaq National Market. The company was initially formed in October 1996 with U.S. Office Products' acquisition of Bay State Computer Group, and since that time has acquired nine other complementary IT solutions companies to form Aztec Technology Partners. With the new $140M BankBoston credit line, the company is now well positioned to continue its expansion into other regions throughout the U.S

"Aztec is in a very attractive marketplace and has clearly demonstrated that


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its acquisition strategy is building a powerful group of IT service providers which are both geographically and strategically complementary to Aztec's goal of being the premier one-stop national service provider," says Tena Lindenauer, Managing Director, BankBoston. "Aztec is on a solid path based on the vision of its leadership and its successful track record to date."

BankBoston's commitment is subject to the preparation of mutually acceptable loan documentation and the satisfaction of the conditions in that documentation.

About Aztec Technology Partners

Aztec Technology Partners is a single-source provider of a broad range of information technology business solutions. Aztec currently consists of 10 companies that have been in business for an average of more than 15 years and have a track record of superior client service. These companies offer complementary IT solutions which allow Aztec to be a `one-stop' IT solutions provider with exceptional personalized services. Aztec's primary focus is the mid-market sector, as well as Fortune 1000 companies, in a wide range of industries such as: communications, health care, financial services, government, manufacturing, pharmaceuticals, professional services and technology. The company has offices in 11 states and employs more than 1100 people. The company is publicly traded on the NASDAQ National Market under the symbol AZTC.

About BankBoston

BankBoston (NYSE:BKB), with assets of $71.4 billion as of March 31, 1998, was founded in 1784 and is the 16th-largest bank holding company in the United States. BankBoston offers a full range of banking services to consumers, small businesses and corporate customers in southern New England; delivers sophisticated financial solutions to mid-size and large corporations nationally as well as corporations and governments internationally; and provides full-service banking in leading Latin Ameri can markets. BankBoston's technology practice is one of the largest and most experienced in the country. The Corporation's common and preferred stocks are listed on the New York and Boston stock exchanges.

This press release contains "forward-looking statements," within the meaning of federal securities laws, that involve risks and uncertainties. All statements herein, other than those consisting solely of historical facts, that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including such things as business strategy, measures to implement strategy, competi tive strengths, goals, references to future success and other events, may be forwardlooking statements. Statements herein are based on certain assumptions and analyses by the Company in light of its experience and its perception of historical trends, current conditions and potential future developments, as well as other factors it believes are appropriate In the circumstances. However, whether actual results, events and developments will conform with the Company's expectations is subject to a number of risks and uncertainties and important factors could cause actual results, events and developments to differ materially from those referenced in, contemplated


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by or underlying any forward-looking statements herein, including, among others, the continued development and viability of the Company's operations, the Company's ability to manage its growth, the impact of industry and economic conditions, competi tion and other factors, many of which are beyond the control of the Company. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized.

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